Exhibit 99.1

CASCADE BANCORP

April 10, 2003

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
         (541) 617-3526
         Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
         (541) 385-6205

(NASDAQ: CACB)

CASCADE BANCORP (OREGON): STRONG FIRST QUARTER RESULTS REFLECT CONTINUED TOP TIER PERFORMANCE; SOLID LOAN/DEPOSIT GROWTH; 29% GAIN IN NET INCOME:

      For The First Quarter

      o     Net Income up 29.0% to $3.2 million vs. year ago quarter

      o     Earnings Per Share (EPS) up 27.4% to $.25 vs. year ago quarter

      o Return on Equity (ROE) a strong 25.2%; now over 8 consecutive years above 20%

      o Loan and Deposit growth up 20.9% and 19.6%, respectively, vs. year ago

      o Net Interest Margin eased less than anticipated, to 6.52% vs. 6.56% prior quarter and 6.87% a year ago

      o     Loan quality continues sound

      o Non-Interest Income up on record mortgage originations and growth in service fee income

FINANCIAL PERFORMANCE:

BEND, OR, April 10/PRNewswire-Second Call/--Cascade Bancorp (Nasdaq: CACB) announced strong first quarter 2003 growth and profitability, highlighted by solid gains in loan and deposit volumes and a 29% increase in Net Income. Net income was $3.2 million for the first quarter of 2003 compared to $2.5 million for the year ago quarter, while Earnings Per Share (diluted) was $.25, up 27.4% from the first quarter a year earlier. Return on Equity (ROE) for the first quarter of 2003 was 25.2%. The Company has sustained top tier ROE above 20% for more than 8 consecutive years. Return on Assets was 2.19% for the quarter compared to 2.04% a year earlier.

"In-migration to Central Oregon seems to be continuing as people put a priority on their quality of life," said Patricia L. Moss, President and CEO. "Despite the many uncertainties in state, national and global circumstances, our local economy continues to see household formation that generates steady business expansion. We are very much pleased at the ongoing financial performance of the Company, its strong customer service ethic and its sound credit quality."

LOAN GROWTH AND CREDIT QUALITY:

At March 31, 2003, the loan portfolio had grown to $526 million, up over 21% compared to a year ago, and up $25 million or a 20% annualized pace since year end 2002. The Company noted that commercial and industrial loans (C&I) grew at a faster percentage rate than other loan categories. "We are particularly pleased that, over the past year, our focus on C&I lending has had a positive impact in helping to diversify our loan portfolio types," said Michael J. Delvin, EVP and Chief Operating Officer. "In addition, our recent SBA lending initiative has been very well received by local business customers." The Company was recently designated a Preferred Lender by the U.S. Small Business Administration and Cascade Banker Cathie Hendrix was awarded the Northwest region's SBA "Advocate of the Year" for 2002.

Real estate loans comprised approximately 63% of total loans, about the same proportion as a year ago (not including consumer home equity loans). Real estate is frequently a material component of collateral in the Company's loan portfolio due to the nature of the Central Oregon tourism and growth economy. Historically, the Bank's loan portfolio growth has been soft in the winter quarter due to weather and seasonally slower tourism. However, in the first quarter of 2003 both the commercial real estate and the construction and development loan portfolios contributed to strong loan growth, perhaps in part due to unseasonably warm winter weather in the Northwest. The loan portfolio continues to reflect the Bank's commitment to its local markets, with geographic concentration in the Central Oregon and Salem, Oregon markets.

The Company's underlying loan credit quality remained sound. Quality indicators include delinquent loans greater than 30 days past due at 0.23% of total loans compared to 0.34% a year ago and 0.17% at year end 2002. Meanwhile, net loan charge-offs for the quarter were $.4 million or 0.31% (annualized) of total loans, consistent with the relatively low 0.34% recorded for all of 2002. The Reserve for Loan Losses at year-end stood at a prudent 1.51% of total loans. Based upon Management's analytical and evaluative assessment of loan quality, the Company believes that its Reserve for Loan Losses is at an appropriate level under current circumstances and prevailing economic conditions.

DEPOSIT GROWTH:

Deposits at March 31, 2003 were $516 million, up 19.6% from a year ago. At March 31, 2003 non-interest bearing deposits were in the top percentile of peer banks at 38% of total deposits compared to 36% a year ago and 42% at year end 2002. Year over year, deposits in customer business accounts increased at a rate in excess of 30%, while consumer balances increased in the 15% range. These growth rates reflect our continued success in attracting and retaining high-value relationship customers.

NET INTEREST MARGIN:

The Net Interest Margin eased less than anticipated to 6.52% compared to 6.56% in the immediately preceding quarter and 6.87% for the first quarter 2002. Cascade Bancorp's margin has been in the high 90th percentile of all banks for a decade, and continues to be well above peer levels. The recent margin decline is a result of the continued low interest rate climate causing a decline in loan yields that compress against an already low cost of funds. During the first quarter of 2003, yields earned on loans and investments stood at 7.26% compared to 7.33% in the prior quarter, down substantially from nearly 8.00% a year earlier. Meanwhile the average cost of funds for the quarter ended March 31, 2003 was stable at 0.77% versus 0.80% in the fourth quarter of last year and 1.13% a year ago.

The net interest margin is a key indicator of profitability in the banking industry, reflecting the difference between rates earned on loans and investments compared to the cost of funds supporting these assets. As market interest rates have declined over the past several years, the banking industry in general has experienced margin compression, as banks have seen lower loan yields on both new and refinanced loans. At the same time, funding costs are already at low levels. Because of these persistent rate pressures, management forecasts that by year end 2003 the net interest margin may moderate to between 6.30% and 6.10%. Forecasting the net interest margin is difficult, as unforeseen changes can occur in interest rates, the economy, or shape of the yield curve. In addition, customer and competitor behavior are difficult to predict and can affect yields on loans and rates on deposits. Please see "Forward Looking Statements" below as well as Form 10K report for further information on interest rate risk.

NON-INTEREST INCOME AND EXPENSE:

Non-Interest Income was up a strong 20.2% at $2.8 million compared to the year ago quarter of $2.3 million. This increase was due to continued growth in service fee income as well as high volumes and revenues in our residential mortgage operations. The Company originated a record $82.6 million in residential mortgages for local customers during the quarter ended March 31, 2003. This compares to $58.2 million for the year ago quarter and $74.4 million for the immediately preceding quarter. "We are very pleased to have increased our market share lead in mortgage originations in our primary Deschutes County market," said Frank I. Wheeler, EVP and manager of the Bank's mortgage division. "We believe that being a 100% direct-to-customer retail mortgage originator enables us to have a less volatile profit margin over the long run."

Net revenue generated from mortgage operations for the first quarter of 2003 were $.8 million compared to $.7 million in the year-ago quarter. Net mortgage revenue includes origination fees, gains on sale of mortgage loans and servicing income, net of amortization of servicing rights and valuation adjustments. In this regard, the first quarter of 2003 included a Mortgage Servicing Rights
(MSR) valuation adjustment charge of $350,000. A valuation charge is recorded when the fair (market) value of MSR falls below its book value, an event that occurs primarily due to fluctuations in national market mortgage interest rates. Including this MSR valuation charge, the carrying value of the MSR is 0.83% of serviced loans compared to 0.98% a year ago.

The Company's overall mortgage revenues have grown as a percent of total Company revenues over the past several years. In part, this trend is related to the low mortgage interest rates that have sustained a refinance boom over this period. For example in 2001, the Company's mortgage revenue averaged approximately 4% of total Company revenue. Net mortgage revenue increased to 7% of revenues during the first quarter of 2003. Management anticipates that when mortgage interest rates eventually increase from today's historic lows, it is likely that the relatively high mortgage revenue contribution experienced of late will ease back to a more normal share of revenues. In the meantime, strong revenues from mortgage operation have buffered the impact that lower interest rates have on the net interest margin.

Non-Interest Expense for the first quarter of 2003 increased 13.4% as compared to the same quarter one year ago. This year-over-year increase is modest when viewed in the context of overall business and revenue growth. Expense increases are primarily human resource related to meet growing business volumes, along with incentive-based bonuses and variable mortgage commissions that are directly tied to the increasing profitability of the Company. The Company believes that its high-touch service and high-caliber employees are a cost-effective competitive advantage.

BUSINESS STRATEGY:

The business strategy of the Company and its principal subsidiary, Bank of the Cascades, focuses on personal-touch relationship banking, competitive financial products, and advanced technology applied for the convenience of customers. The Company strives to recruit and retain the best in-market bankers to expand its competitive advantage. Founded in 1976, Bank of the Cascades is the market share leader in one of the fastest growing regions in the Northwest, offering full-service community banking including trust and investment services. The Bank has a total of 12 branches, with nine throughout Central Oregon, and three in the Salem/Keizer area. A fourth location is expected to open in West Salem in mid-2003, as well as an additional Bend branch under construction in the Old Mill district scheduled to open in early 2004. For further information on the Company or to access Internet banking, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. When used in this release, the words or phrases such as "will likely result in", "are expected to", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA's safe harbor provisions.

                                      # # #

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

                                                                                             ----------------------------------
                                                                                              1st Qtr     1st Qtr         %
Balance Sheet Data (at period end)                                                              2003       2002         Change
                                                                                             ----------------------------------
      Investment securities                                                                    $24,361     $26,600       -8.4%
      Loans, gross                                                                             525,944     434,907       20.9%
      Total assets                                                                             597,464     507,564       17.7%
      Total deposits                                                                           515,947     431,570       19.6%
         Non-interest bearing deposits                                                         194,937     156,056       24.9%
         Core Deposits (1)                                                                     498,564     392,737       26.9%
      Total shareholders' equity                                                                53,507      43,675       22.5%
Income Statement Data
      Interest income                                                                           $9,846      $8,991        9.5%
      Interest expense                                                                           1,004       1,247      -19.5%
      Net interest income                                                                        8,842       7,744       14.2%
      Loan loss provision                                                                          700         930      -24.7%
      Net interest income after loan loss provision                                              8,142       6,814       19.5%
      Noninterest income                                                                         2,801       2,330       20.2%
      Noninterest expense                                                                        5,718       5,041       13.4%
      Income before income taxes                                                                 5,225       4,103       27.3%
      Provision for income taxes                                                                 1,994       1,597       24.9%
      Net income                                                                                $3,231      $2,506       28.9%
Share Data (2)
      Basic earnings per common share                                                            $0.26       $0.20       27.8%
      Diluted earnings per common share                                                          $0.25       $0.20       27.4%
      Book value per common share                                                                $4.26       $3.51       21.5%
      Cash dividends declared per common share                                                   $0.08       $0.06       33.3%
      Ratio of dividends declared to net income                                                 31.06%      29.77%        4.4%
      Basic Average shares outstanding                                                          12,546      12,434        0.9%
      Fully Diluted average shares outstanding                                                  12,925      12,768        1.2%
Key Ratios
      Return on average total shareholders' equity                                              25.20%      23.95%        5.2%
      Return on average total assets                                                             2.19%       2.04%        7.4%
      Net interest spread                                                                        6.07%       6.28%       -3.3%
      Net interest margin                                                                        6.52%       6.87%       -5.1%
      Total revenue (net int inc + non int inc)                                                $11,643     $10,074       15.6%
      Efficiency ratio (3)                                                                      49.11%      50.04%       -1.9%
Asset Quality Ratios
      Loan loss reserve                                                                          7,964       7,037       13.2%
      Reserve to ending total loans                                                              1.51%       1.62%       -6.5%
      Non-performing assets (4)                                                                  1,278       1,911      -33.1%
      Non-performing assets to total assets                                                      0.21%       0.38%      -43.2%
      Delinquent >30 days to total loans                                                         0.23%       0.34%      -32.2%
      Net Charge off's                                                                             406         448       -9.4%
      Net loan charge-offs (annualized)                                                          0.31%       0.42%      -25.0%
Mortgage Activity
      Mortgage Originations                                                                    $82,649     $58,157       42.1%
      Total Servicing Portfolio (sold loans)                                                  $479,157    $399,428       20.0%
      Capitalized Mortgage Servicing Rights (MSR's)                                             $3,974      $3,922        1.3%
Capital Ratios
      Average shareholders' equity to average assets                                             8.70%       8.54%        1.9%
      Leverage ratio (5) (Est Q1-03)                                                             8.90%       8.72%        2.1%
      Total risk-based capital ratio (5) (Est Q1-03)                                            11.27%      10.96%        2.8%
                                                                                             ----------------------------------

Notes:

(1) Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

(2)   Adjusted to reflect a 50% (3:2) stock split declared in May 2002.

(3) Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

(4) Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

(5)   Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 3/31/03:      12,564,137
                                             ==========